The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 29, 2012
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170374
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 4, 2010)
            Shares

            % Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)
__________________

American Capital Agency Corp. is offering to the public          shares of our          % Series A Cumulative Redeemable Preferred Stock, which we refer to in this prospectus supplement as the Series A Preferred Stock. This is an original issuance of the Series A Preferred Stock. We will pay quarterly cumulative dividends on the Series A Preferred Stock, in arrears, on the 15th day of each January, April, July and October (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) from, and including, the date of original issuance at        % of the $25.00 per share liquidation preference per annum (equivalent to $            per annum per share).
The Series A Preferred Stock will not be redeemable before April            , 2017, except under circumstances intended to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes and except as described below upon the occurrence of a Change of Control (as defined herein). On or after April            , 2017, we may, at our option, redeem any or all of the shares of the Series A Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred at $25.00 per share plus any accumulated and unpaid dividends to, but not including, the redemption date. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common stock in connection with a Change of Control by the holders of Series A Preferred Stock.
Upon the occurrence of a Change of Control, provided that the Common Stock Authorization (as defined herein) has occurred at or prior to such Change of Control, each holder of Series A Preferred Stock will have the right (subject to our election to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	(the “Share Cap”), subject to certain adjustments as explained herein;
in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.
If, following a Change of Control, the Common Stock Authorization has not occurred and we have not exercised our option to redeem the Series A Preferred Stock as described above, we will increase the cumulative dividend rate by basis points per annum.  Holders of shares of the Series A Preferred Stock will be entitled to receive cumulative cash dividends from, and including, the first date on which the Change of Control has occurred at the increased rate for so long as we have not exercised our option to redeem the Series A Preferred Stock.

No current market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on The NASDAQ Global Select Market under the symbol “AGNC PrA.” If the application is approved, trading of the Series A Preferred Stock on Nasdaq is expected to begin within 30 days after the date of initial issuance of the Series A Preferred Stock. Our common stock is traded on The NASDAQ Global Select Market under the symbol “AGNC.”
There are restrictions on ownership of the Series A Preferred Stock intended to preserve our qualification as a REIT. Please see the sections entitled “Description of the Series A Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement and “Description of Securities—Restrictions on Ownership and Transfer of Our Capital Stock” in the accompanying prospectus. In addition, except under limited circumstances as described in this prospectus supplement, holders of the Series A Preferred Stock generally do not have any voting rights.
_________________

Investing in the Series A Preferred Stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
__________________
(1) Assumes no exercise of the underwriters’ over-allotment option.

The underwriters have an option to purchase up to additional shares of Series A Preferred Stock from us to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.
_________________

The underwriters expect to deliver the shares of Series A Preferred Stock to purchasers on or about April              , 2012, only in book-entry form through the facilities of The Depository Trust Company.
_________________

Joint Book-Running Managers

Citigroup	UBS Investment Bank	Wells Fargo Securities
_________________

RBC Capital Markets	Stifel Nicolaus Weisel
_________________

Barclays	Credit Suisse	Deutsche Bank Securities	J.P. Morgan
_________________
Sterne Agee			Wunderlich Securities

        March   , 2012

TABLE OF CONTENTS
Prospectus Supplement

About This Prospectus Supplement	S-i
Cautionary Statement Regarding Forward-Looking Statements	S-ii
Summary	S-1
The Offering	S-3
Use of Proceeds	S-8
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	S-8
Risk Factors	S-9
Capitalization	S-14
Description of The Series A Preferred Stock	S-15
Supplement to Federal Income Tax Considerations	S-28
Underwriting	S-44
Legal Matters	S-47
Experts	S-47
Where You Can Find More Information	S-47
Incorporation of Certain Documents by Reference	S-47

Prospectus

About this Prospectus	ii
Forward-Looking Statements	iii
Prospectus Summary	1
Risk Factors	3
Use of Proceeds	3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3
Plan of Distribution	4
Description of Securities	6
Federal Income Tax Considerations	12
Legal Matters	29
Experts	29
Where You Can Find More Information	29
Incorporation of Certain Documents by Reference	29

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the Series A Preferred Stock offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined.
If there is any inconsistency between information in or incorporated by reference into the accompanying prospectus and information in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the Series A Preferred Stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” in this prospectus supplement before investing in the Series A Preferred Stock.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financing strategy;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	market and industry trends;

•	estimates relating to our future dividends;

•	projected capital expenditures;

•	our hedging activities;

•	interest rates; and

•	the impact of technology on our operations and business.
The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make a decision concerning an investment in the Series A Preferred Stock, along with the following factors, among others, that may cause actual results to vary from our forward-looking statements:

•	the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus;

•	general volatility of the securities markets in which we invest and the market price of our preferred stock;

•	our reliance on our external manager, American Capital AGNC Management, LLC, or our Manager, and potential conflicts of interest in our relationship with our Manager;

•	changes in our business or investment strategy;

•	changes in prepayment rates, interest rate spreads or the yield curve;

•	availability, terms and deployment of debt and equity capital;

•	availability of qualified personnel;

•	the degree and nature of our competition;

•	increased prepayments of the mortgage loans underlying our agency securities;

•	risks associated with our hedging activities;

•	changes in governmental regulations, tax rates and similar matters;

S-ii

•
changes in the practices and procedures of Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, and the Government National Mortgage Association, or Ginnie Mae;

•	defaults on our investments;

•	changes in U.S. generally accepted accounting principles;

•
legislative and regulatory changes (including changes to laws governing the taxation of REITs, or applicable exemptions from the Investment Company Act of 1940, as amended, or the Investment Company Act);

•	availability of investment opportunities in agency securities;

•	our ability to maintain our qualification as a REIT for federal income tax purposes and the limitations imposed on our business by our qualification as a REIT;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investment portfolio; and

•
other risks associated with investing in agency securities, including changes in our industry, any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the federal government, interest rates, the debt securities markets, the general economy or the finance and real estate markets specifically.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We do not intend to and we disclaim any duty or obligation to update or revise any industry information or forward-looking statement set forth in this prospectus supplement and the accompanying prospectus to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

S-iii

SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in the Series A Preferred Stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, and the information set forth under the caption “Where You Can Find More Information” on page S-47.

Except where the context suggests otherwise, all references to “we,” “our” and “us” in this prospectus supplement refer to American Capital Agency Corp. and its subsidiary. Unless indicated otherwise, the information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised.

Our Company

We earn income primarily from investing on a leveraged basis in agency mortgage-backed securities. These investments consist of residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by government sponsored entities such as Fannie Mae and Freddie Mac or by a U.S. Government agency such as Ginnie Mae. We may also invest in agency debenture securities issued by Freddie Mac, Fannie Mae or the Federal Home Loan Bank. We refer to agency mortgage-backed securities and agency debenture securities collectively as “agency securities” and we refer to the specific investment securities in which we invest as our “investment portfolio.”

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. As long as we qualify as a REIT, we generally will not be subject to federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders.

We are externally managed by American Capital AGNC Management, LLC, which we refer to as our Manager. Our Manager is an indirect subsidiary of a wholly-owned portfolio company of American Capital, Ltd., or American Capital, an investment company and alternative asset manager that is listed on The NASDAQ Global Select Market under the symbol “ACAS.” Because we have no employees, our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision of our Board of Directors.

Our principal objective is to preserve our net asset value while generating attractive risk-adjusted returns for distribution to our stockholders through regular quarterly dividends from our net interest income, which is the spread between the interest income earned on our interest-earning assets and the interest costs of our borrowings and hedging activities, and net realized gains and losses on our investments and other supplemental hedging activities. We fund our investments through short-term borrowings structured as repurchase agreements. Since our initial public offering on May 20, 2008, we have paid or declared dividends to our common stockholders of $1.5 billion in the aggregate.

Recent Developments

On March 13, 2012, we completed a public offering of 71,150,000 shares of our common stock for net proceeds, after expenses, of approximately $2.1 billion.

On March 21, 2012, we filed a definitive proxy statement with the Securities and Exchange Commission, or SEC, pursuant to which we have, among other things, requested the approval of our stockholders to amend our amended and restated certificate of incorporation to increase the total authorized number of shares of common stock from 300,000,000 to 600,000,000 and the total authorized number of shares of preferred stock from 10,000,000 to 50,000,000.

Our at-the-market offering program enables us to publicly offer and sell, from time to time, shares of our common stock in privately negotiated and/or at-the-market transactions pursuant to sales agreements with sales agents. During the period from January 1, 2012 through March 28, 2012, we sold an aggregate of 4,681,211 shares of our common stock under our sales agreement with Mitsubishi UFJ Securities (USA), Inc. for net proceeds, after expenses, of approximately $142.2 million.

Our Corporate Information

We are a Delaware corporation formed on January 7, 2008. We commenced operations on May 20, 2008 upon completion of our initial public offering. Our principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 968-9300. We maintain a website that can be accessed at http://www.AGNC.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to SEC.

THE OFFERING

We are selling all of the shares of the Series A Preferred Stock offered by this prospectus supplement. For a description of the Series A Preferred Stock, please see the sections entitled “Description of the Series A Preferred Stock” in this prospectus supplement and “Description of Securities—Preferred Stock” in the accompanying prospectus.

Issuer	American Capital Agency Corp.

Securities Offered	shares of % Series A Cumulative Redeemable Preferred Stock, plus up to an additional shares if the underwriters exercise their over-allotment option in full.

Dividends
Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of              % per annum of the $25.00 per share liquidation preference (equivalent to $         per annum per share).

Dividends will be payable quarterly in arrears on the 15th day of each January, April, July and October, provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends will accrue and be cumulative from, and including, the date of original issuance, which is expected to be April            , 2012. The first dividend payable on July 15, 2012 in the amount of $             per share will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be July 1, 2012.

If, following a Change of Control (as defined below), the Common Stock Authorization (as defined below) has not occurred and we have not exercised our option to redeem the Series A Preferred Stock as described below, we will increase the cumulative dividend rate by basis points per annum. Holders of shares of the Series A Preferred Stock will be entitled to receive cumulative cash dividends from, and including, the first date on which the Change of Control has occurred at the increased rate for so long as we have not exercised our option to redeem the Series A Preferred Stock.

No Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.

Optional Redemption
The Series A Preferred Stock is not redeemable by us prior to April     , 2017, except under circumstances intended to preserve our qualification as a REIT for federal income tax purposes and except as described below under “—Special Optional Redemption.” On and after April            , 2017, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. See “Description of Series A Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption
Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series A Preferred Stock called for redemption. Please see the section entitled “Description of the Series A Preferred Stock—Redemption—Special Optional Redemption” in this prospectus supplement.

A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

●
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Conversion Rights
Upon the occurrence of a Change of Control, provided that the Common Stock Authorization has occurred at or prior to such Change of Control, each holder of Series A Preferred Stock will have the right subject to our election to redeem the Series A Preferred Stock in whole or part, as described above under “—Optional Redemption” or “—Special Optional Redemption,” prior to the Change of Control Conversion Date to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock equal to the lesser of:

●
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date (as defined herein) and prior to the corresponding dividend payment date (as defined herein) for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

	●	(the “Share Cap”), subject to adjustments to the Share Cap for any splits, subdivisions or combinations of our common stock;

in each case, on the terms and subject to the conditions described in this prospectus supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus supplement.

As of March 28, 2012, we had issued and outstanding 299,992,970 shares of common stock out of the 300,000,000 shares of common stock authorized for issuance under our amended and restated certificate of incorporation, leaving 7,030 shares of common stock authorized and available for issuance. On March 21, 2012, we filed a definitive proxy statement with the SEC which, among other things, solicited the vote of our common stockholders at our annual meeting to be held on May 1, 2012 (the “2012 Annual Meeting”), or through proxy representation, to approve an amendment to our amended and restated certificate of incorporation to increase the total authorized number of shares of our common stock from 300,000,000 to 600,000,000. The conversion rights of holders of the Series A Preferred Stock are contingent on the “Common Stock Authorization,” which consists of (1) the approval of such amendment by our stockholders at the 2012 Annual Meeting, or any other amendment to increase the number of our authorized shares of common stock by an amount in excess of the Exchange Cap (as defined below) whether at our 2012 Annual Meeting or otherwise and (2) the subsequent filing of an amendment to our amended and restated certificate of incorporation to effect the increased number of authorized common shares provided for therein. Promptly following the Common Stock Authorization, our board of directors intends to pass a resolution reserving the shares of our common stock that may be issuable upon a full exercise by the holders of Series A Preferred Stock of their conversion rights, up to the Exchange Cap (as defined herein).

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series A Preferred Stock in the event of a Change of Control, and for other important information, please see the section entitled “Description of the Series A Preferred Stock—Conversion Rights.”

Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock. Please see the section entitled “Description of the Series A Preferred Stock—Liquidation Preference.”

Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiary and any future subsidiaries. Please see the section entitled “Description of the Series A Preferred Stock—Ranking.”

Voting Rights
Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of stock ranking prior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our amended and restated certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock, subject to certain exceptions described in this prospectus supplement. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing
No current market exists for the Series A Preferred Stock. We have filed an application to list the Series A Preferred Stock on The NASDAQ Global Select Market. If approved for listing, we expect that trading on The NASDAQ Global Select Market will commence within 30 days after the date of initial issuance of the Series A Preferred Stock. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on Nasdaq, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a market for the Series A Preferred Stock will develop prior to commencement of trading on Nasdaq or, if developed, will be maintained or will provide you with adequate liquidity.

Restrictions on Ownership and Transfer
In order to ensure that we remain a qualified REIT for federal income tax purposes, our amended and restated certificate of incorporation provides that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of either our common stock or our capital stock, subject to certain exceptions. The shares of Series A Preferred Stock owned directly or indirectly by each holder (but not Series A Preferred Stock held by the other holders) will be counted as our common stock (on an as-converted basis) for purposes of the 9.8% ownership limitation applicable to our common stock with respect to such holder. Additionally, all shares of the Series A Preferred Stock will be counted as our capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock. These provisions may restrict the ability of a holder of Series A Preferred Stock to convert such stock into our common stock and may limit the amount of Series A Preferred Stock that a holder may acquire or otherwise own. Please see the sections entitled “Description of the Series A Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement and “Description of Securities—Restrictions on Ownership and Transfer of Our Capital Stock” in the accompanying prospectus.

Use of proceeds
We intend to use the net proceeds from this offering, in conjunction with borrowings under our master repurchase agreements, to buy agency securities, as market conditions warrant, and for general corporate purposes. Please see the section entitled “Use of Proceeds” in this prospectus supplement.

Risk Factors
See “Risk Factors” beginning on page S-9 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Series A Preferred Stock.

Federal Income Tax Considerations
For a discussion of the Federal income tax consequences of purchasing, owning and disposing of the Series A Preferred Stock and any common stock received upon conversion of the Series A Preferred Stock, please see the section entitled “Supplement to Federal Income Tax Considerations.”

Book-Entry and Form
The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering of the Series A Preferred Stock will be approximately $             , or $              if the underwriters’ over-allotment option is exercised in full, after deducting the underwriting discounts and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering, in conjunction with borrowings under our master repurchase agreements, to buy agency securities, as market conditions warrant, and for general corporate purposes. Depending on the availability of our targeted investments in agency securities following the closing of this offering, we may temporarily invest the net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts, which are consistent with maintaining our qualification as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods presented on a pro forma or actual basis, as indicated. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by our combined fixed charges and preferred dividends. For purposes of calculating this ratio, “earnings” include pre-tax income from continuing operations before extraordinary items plus fixed charges. “Fixed charges” consist of interest on all indebtedness determined in accordance with accounting principles generally accepted in the United States (“GAAP”). “Preferred stock dividends” consist of dividends paid on our issued and outstanding preferred stock.

	Pro Forma(1)	Actual(2)
	Year Ended December 31, 2011	Year Ended December 31,			Period From January 7, 2008 (Date of Inception) to December 31, 2008(3)
		2011	2010	2009
Ratio of earnings to combined fixed charges and preferred stock dividends		3.73x	4.80x	3.73x	2.42x

________________

(1)
In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the shares of Series A Preferred Stock offered pursuant to this prospectus supplement were issued on January 1, 2011.

(2)	We did not have any shares of preferred stock issued and outstanding for the periods presented.

(3)	We were formed on January 7, 2008 and completed our initial public offering of our common stock on May 20, 2008.

RISK FACTORS
In evaluating an investment in the Series A Preferred Stock, you should carefully consider the following risk factors and the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference in this prospectus supplement and in the accompanying prospectus, in addition to the other risks and uncertainties described in this prospectus supplement, any other documents incorporated by reference in the accompanying prospectus and, if applicable, any free writing prospectus we may provide you in connection with this offering.
The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities and is effectively junior to all indebtedness and other liabilities of our subsidiary.
In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiary and any future subsidiaries. Our existing subsidiary is and any future subsidiaries would be separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiary have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. At December 31, 2011, we had approximately $47.7 billion of indebtedness and other liabilities ranking senior to the Series A Preferred Stock, substantially all of which consisted of borrowings under our master repurchase agreements. Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock.
Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of the Series A Preferred Stock will bear the risk of our future offerings reducing the market price of the Series A Preferred Stock and diluting the value of their holdings in us.
We may issue additional shares of Series A Preferred Stock and additional series of preferred stock that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.
We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank equally to the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our amended and restated certificate of incorporation and the certificate of designations for the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock and additional series of parity preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.
In addition, although holders of Series A Preferred Stock are entitled to limited voting rights, as described in “Description of the Series A Preferred Stock—Voting Rights,” with respect to such matters, the Series A Preferred Stock will vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.
Future issuances and sales of parity preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We may not be able to pay dividends on the Series A Preferred Stock.
Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation's net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the Series A Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the Series A Preferred Stock, we may not have sufficient cash to pay dividends on the Series A Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series A Preferred Stock offered by this prospectus supplement, to pay our indebtedness or to fund our other liquidity needs.
You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the change of control conversion rights described in this prospectus supplement may not adequately compensate you. These change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.
Upon the occurrence of a Change of Control, provided that the Common Stock Authorization has occurred, each holder of the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described under “Description of Series A Preferred Stock—Redemption—Optional Redemption” or “—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of such holder’s Series A Preferred Stock into our shares of common stock (or under specified circumstances certain alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to April     , 2017, we have a special optional redemption right to redeem the Series A Preferred Stock in the event of a Change of Control, and holders of the Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Please see the sections entitled “Description of the Series A Preferred Stock—Redemption—Special Optional Redemption” and “Description of the Series A Preferred Stock—Conversion Rights.”
Moreover, if the Common Stock Authorization does not occur at or prior to a Change of Control, then holders of the Series A Preferred Stock will not be able to exercise the conversion rights described in this prospectus supplement. Please see the section entitled “Description of the Series A Preferred Stock—Conversion Rights.” In such event, following a Change of Control, if we do not elect to redeem the Series A Preferred Stock, an increase in the dividend rate of the Series A Preferred Stock of basis points per annum as described in the section entitled “Description of the Series A Preferred Stock—Dividends” will be the only remedy available to the holders of Series A Preferred Stock in such Change of Control. Under such circumstances, if, as a result of a Change of Control, we are not the acquiring or surviving entity, it is possible that the Series A Preferred Stock could be exchanged for preferred securities of the acquiring or surviving entity that have rights and preferences substantially similar to those of the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock. The preferred securities of the acquiring or surviving entity issued in exchange for the Series A Preferred Stock may not be listed, quoted or traded on a national securities exchange or quotation system. Your ability to dispose of such unlisted securities may be limited, if you have the ability to dispose of them at all.
If the Common Stock Authorization occurs at or prior to a Change of Control and we do not elect to redeem the Series A Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights provided for in this prospectus supplement, the holders of Series A Preferred Stock will be limited to a maximum number of shares of our common stock (or, if applicable, the Alternative Conversion Consideration (as defined herein)) equal to the Share Cap (as defined herein) multiplied by the number of shares of Series A Preferred Stock converted. If the Common Stock Price is less than $            (which is          % of the per share closing sale price of our common stock reported on Nasdaq on March               , 2012), subject to adjustment in certain circumstances, the holders of the Series A Preferred Stock will receive a maximum of            shares of our common stock per share of Series A Preferred Stock, which may result in a holder receiving shares of common stock (or Alternative Conversion Consideration, as applicable) with a value that is less than the liquidation preference of the Series A Preferred Stock plus any accumulated and unpaid dividends.
In addition, the Change of Control conversion feature of the Series A Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common stock and Series A

Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that stockholders may otherwise believe is in their best interests.
The market price of the Series A Preferred Stock could be substantially affected by various factors.
The market price of the Series A Preferred Stock will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•	trading prices of common and preferred equity securities issued by REITs and other real estate companies;

•	the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors.
As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.
Our amended and restated certificate of incorporation and the certificate of designation establishing the terms of the Series A Preferred Stock will contain restrictions upon ownership and transfer of the Series A Preferred Stock, which may impair the ability of holders to convert Series A Preferred Stock into our common stock.
Our amended and restated certificate of incorporation and the certificate of designation establishing the terms of the Series A Preferred Stock will contain restrictions on ownership and transfer of the Series A Preferred Stock intended to assist us in maintaining our qualification as a REIT for federal income tax purposes. For example, our amended and restated certificate of incorporation provides that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of either our common stock or our capital stock, subject to certain exceptions. See “Description of Series A Preferred Stock—Restrictions on Ownership and Transfers of Stock” in this prospectus supplement. Given that shares of the Series A Preferred Stock owned directly or indirectly by you (but not Series A Preferred Stock held by the other holders) will be counted as our common stock (on an as-converted basis) for purposes of the 9.8% ownership limitation applicable to our common stock with respect to you, and that all shares of the Series A Preferred Stock will be counted as our capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock, you should consider these ownership limitations prior to your purchase of the Series A Preferred Stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limitations contained in our amended and restated certificate of incorporation and in the certificate of designations for the Series A Preferred Stock. In addition, these restrictions could have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series A Preferred Stock.
As a holder of Series A Preferred Stock, you will have extremely limited voting rights.
Your voting rights as a holder of Series A Preferred Stock will be limited. Our shares of common stock are the only class of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series A Preferred Stock—Voting Rights,” in the event that six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designations relating to the Series A Preferred Stock that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our shares that are senior to the Series A Preferred Stock. Other than the limited circumstances described in this prospectus supplement, holders of Series A Preferred Stock will not have any voting rights. Please see the section entitled “Description of the Series A Preferred Stock—Voting Rights.”
Disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of the Series A Preferred Stock.
Over the last several years, the United States stock and credit markets have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks and debt securities to fluctuate substantially and the spreads on prospective debt financings to widen considerably. More recently, the financial crisis in Europe (which relates primarily to concerns that certain European countries may be unable to pay their national debt) has had a similar, although less pronounced, effect. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in certain cases have resulted in the unavailability of certain types of financing. Unrest in certain Middle Eastern countries and the resultant increase in petroleum prices have added to the uncertainty in the capital markets. Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional financing at reasonable terms, which may negatively affect our ability to purchase agency securities at the times, in the volumes, on the terms and with the leverage that we desire. A prolonged downturn in the stock or credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our investment strategy accordingly. In addition, these factors may make it more difficult for us to sell agency securities or may adversely affect the price we receive for agency securities that we do sell, as prospective buyers may experience increased costs of financing or difficulties in obtaining financing. These types of events in the stock and credit markets may make it more difficult or costly for us to raise capital through the issuance of our common stock, preferred stock or debt securities. The potential disruptions in the financial markets may have a material adverse effect on the market value of our common stock and preferred stock, including the Series A Preferred Stock offered pursuant to this prospectus supplement, the return we receive on our investments, as well as other unknown adverse effects on us or the economy in general.
The Series A Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.
The Series A Preferred Stock is a new issue of securities and currently no market exists for the Series A Preferred Stock. We have filed an application to list the Series A Preferred Stock on The NASDAQ Global Select Market. However, we cannot assure you that the Series A Preferred Stock will be approved for listing on Nasdaq. Even if so approved, trading of the Series A Preferred Stock on Nasdaq is not expected to begin until some time during the period ending 30 days after the date of initial issuance of the Series A Preferred Stock and, in any event, a trading market on Nasdaq for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on Nasdaq, but are not obligated to do so and may discontinue market making at any time without notice. The liquidity of any market for the Series A Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, the dividend rate on our common stock, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. As a result, the ability to transfer or sell the Series A Preferred Stock and the amount you receive upon any sale or transfer of the Series A Preferred Stock could be adversely affected.
If our common stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.
Other than in connection with a Change of Control, the Series A Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from Nasdaq. Since the Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series A Preferred Stock and receive stated dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common stock is delisted from Nasdaq, it is likely that the Series A Preferred Stock will be delisted from Nasdaq as well. Accordingly, if our common stock is delisted from Nasdaq, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

The Series A Preferred Stock has not been rated.
We have not sought to obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating for the Series A Preferred Stock, which could adversely affect the market price of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placing on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Stock.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2011 (i) on an actual basis, (ii) on a pro forma basis to give effect to (x) the sale of 4.7 million shares of common stock sold under a sales agreement with Mitsubishi UFJ Securities (USA), Inc. for net proceeds, after expenses, of approximately $142.2 million, and (y) the sale of 71.15 million shares of common stock in March 2012 for net proceeds, after expenses, of $2.1 billion and (iii) on a pro forma basis to give effect to the events described in clause (ii) and as further adjusted to reflect the sale of             shares of the Series A Preferred Stock at an offering price of $             per share in this offering and application of the estimated net proceeds thereof as described under “Use of Proceeds,” after deducting estimated offering expenses payable by us. This presentation should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 that we are incorporating by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2011 (in thousands)
	Actual	Pro Forma	Pro Forma As Adjusted For This Offering(1)

Cash and cash equivalents	$1,366,895	$3,571,968	$

Debt:
Repurchase agreements	$47,681,234	$47,681,234	$47,681,234
Other debt	54,061	54,061	54,061
Total debt	47,735,295	47,735,295	47,735,295

Stockholders’ equity:
Preferred stock: par value $.01 per share; 10,000 shares authorized, none issued and outstanding on an actual and pro forma basis and shares issued and outstanding on a pro forma adjusted basis(1)	—	—
Common stock: par value $.01 per share; 300,000 shares authorized, 224,150, 299,993 and 299,993 shares issued and outstanding on an actual, pro forma and pro forma adjusted basis, respectively	2,241	2,999	2,999
Additional paid-in capital	5,937,190	8,141,505
Retained earnings	(37,922)	(37,922)	(37,922)
Accumulated other comprehensive income	310,294	310,294	310,294
Total stockholders’ equity	$6,211,803	$8,416,876	$

Total capitalization	$53,947,098	$56,152,171	$
________________

(1)	Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional shares of the Series A Preferred Stock.

DESCRIPTION OF THE SERIES A PREFERRED STOCK
This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. The description of certain terms of the Series A Preferred Stock in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our amended and restated certificate of incorporation, the certificate of designations designating the Series A Preferred Stock, our bylaws and Delaware law. Copies of our amended and restated certificate of incorporation, the certificate of designations and our bylaws are available from us upon request. As used under this caption “Description of the Series A Preferred Stock,” references to “us,” “our” and “we” mean American Capital Agency Corp. excluding its subsidiary, unless otherwise expressly stated or the context otherwise requires.
General
Pursuant to our amended and restated certificate of incorporation, we are currently authorized to designate and issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series and, subject to the limitations prescribed by our amended and restated certificate of incorporation and Delaware law, with such rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our stockholders. As of the date of this prospectus supplement, we have no preferred stock issued and outstanding. In connection with this offering, our board of directors or a committee of the board will, as permitted by our amended and restated certificate of incorporation, designate a new series of preferred stock with the rights set forth herein consisting of           shares, plus up to additional          shares which may be issued upon exercise of the underwriters’ over-allotment option, designated as       % Series A Cumulative Redeemable Preferred Stock, which we refer to herein as the Series A Preferred Stock, by adopting a certificate of designations (the “certificate of designations”). Subsequent to the completion of this offering, we will have available for issuance          authorized but unissued shares of preferred stock (or          shares if the underwriters exercise their over-allotment option in full). Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares.
We have applied to list the shares of the Series A Preferred Stock on The NASDAQ Global Select Market under the symbol “AGNC PrA.” If listing is approved, we expect trading to commence within 30 days after the initial delivery of the shares of Series A Preferred Stock.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be Computershare Trust Company, N.A. The principal business address for Computershare Trust Company, N.A. is P.O. Box 43010, Providence, Rhode Island 02940-3010. The certificate of designations designating the Series A Preferred Stock will provide that we will maintain an office or agency where shares of Series A Preferred Stock may be surrendered for payment (including redemption), registration of transfer or exchange.
Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “—Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:
(1)    senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;
(2)    on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;
(3)    junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (please see the section entitled “—Voting Rights” below); and
(4)    effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.
Dividends
Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of       % of the $25.00 per share liquidation preference per annum (equivalent to $            per annum per share). Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly in arrears on the 15th day of each January, April, July and October (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend on the Series A Preferred Stock is scheduled to be paid on July 15, 2012 in the amount of $            per share, and that dividend will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be July 1, 2012. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”).
If, following a Change of Control (as defined below), the Common Stock Authorization (as defined below) has not occurred at or prior to the Change of Control and we have not exercised our option to redeem the Series A Preferred Stock as described in “—Redemption—Optional Redemption” and “—Special Optional Redemption,” we will increase the cumulative dividend rate by basis points per annum. Holders of shares of the Series A Preferred Stock will be entitled to receive cumulative cash dividends from, and including, the first date on which the Change of Control has occurred at the increased rate for so long as we have not exercised our option to redeem the Series A Preferred Stock as described in “—Redemption—Optional Redemption” and “—Special Optional Redemption.”
No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors—We may not be able to pay dividends on the Series A Preferred Stock” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common stock and preferred stock, including the Series A Preferred Stock offered pursuant to this prospectus supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the real estate investment trust (“REIT”) provisions of the Internal Revenue Code, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the

Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation. Nor shall any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our amended and restated certificate of incorporation relating to restrictions on ownership and transfers of our capital stock).
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of preferred stock that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
Redemption
The Series A Preferred Stock is not redeemable by us prior to April          , 2017, except as described below under “—Special Optional Redemption” and except that, as provided in our amended and restated certificate of incorporation, we may purchase or redeem shares of the Series A Preferred Stock prior to that date in order to preserve our qualification as a REIT for federal income tax purposes. Please see the section entitled “Description of Securities—Restrictions on Ownership and Transfer of Our Capital Stock” in the accompanying prospectus.
Optional Redemption. On and after April          , 2017, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption. Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “—Optional Redemption” or this special optional redemption right), the holders of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “—Conversion Rights” with respect to the shares called for redemption. If we elect to redeem any shares of the Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or Nasdaq.

Redemption Procedures. In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appear on our stock transfer records and will state the following:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”;

•
if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

•
if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.
Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine but that will not result in the automatic transfer of any shares of Series A Preferred Stock to a trust as described below under “—Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, provided that the Common Stock Authorization (as defined below) has occurred at or prior to such Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the “Conversion Rate”); and

•	(the “Share Cap”), subject to certain adjustments as described below.

The holders’ conversion rights described herein are contingent on the Common Stock Authorization. As of March 28, 2012, we had issued and outstanding 299,992,970 shares of common stock out of the 300,000,000 shares of common stock authorized for issuance under our amended and restated certificate of incorporation, leaving only 7,030 shares of common stock authorized and available for issuance. On March 21, 2012, we filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) which, among other things, solicited the vote of our common stockholders at our annual meeting to be held on May 1, 2012 (the “2012 Annual Meeting”), or through proxy representation, to approve an amendment to our amended and restated certificate of incorporation to increase the total authorized number of shares of our common stock from 300,000,000 to 600,000,000. The approval of such amendment by our stockholders at the 2012 Annual Meeting, or any other amendment to increase the number of our authorized shares of common stock by an amount in excess of the Exchange Cap (as defined below) whether at our 2012 Annual Meeting or otherwise, is herein referred to as the “Amendment Approval.”
The Amendment Approval at the 2012 Annual Meeting has been unanimously approved by our board of directors, which has recommended stockholder approval thereof as is in our best interests and those of our stockholders. The Amendment Approval at the 2012 Annual Meeting requires the affirmative vote by the holders of a majority of all shares of our common stock entitled to vote generally in the election of directors at the 2012 Annual Meeting. Promptly following the receipt of the Amendment Approval, we intend to file an amendment to our amended and restated certificate of incorporation to effect the increased number of authorized common shares provided for therein, which, together with the Amendment Approval, is collectively referred to herein as the “Common Stock Authorization.” Promptly following the Common Stock Authorization, our board of directors intends to pass a resolution reserving the shares of our common stock that may be issuable upon a full exercise by the holders of Series A Preferred Stock of their conversion rights, up to the Exchange Cap. Please see also the section entitled “Description of Securities—Common Stock” in the accompanying prospectus for a description of our common stock.
Within 15 days following the Common Stock Authorization, we will provide to holders of Series A Preferred Stock a notice of the Common Stock Authorization by filing with the SEC a current report on Form 8-K (or any equivalent form then applicable), which notice will state the following:

•
the occurrence of the Common Stock Authorization, including the Amendment Approval and the filing by us of an amendment to our amended and restated certificate of incorporation to effect the increased number of authorized common shares provided for therein;

•	the date of the Common Stock Authorization;

•
that our board of directors has passed a resolution reserving the shares of our common stock that may be issuable upon a full exercise by the holders of Series A Preferred Stock of their conversion rights, up to the Exchange Cap; and

•	that the holders’ conversion rights described herein are no longer contingent on the Common Stock Authorization.
Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.
Anything in the certificate of designations to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock to existing holders of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed          shares of our common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ over-allotment option to purchase additional shares of Series A Preferred Stock is exercised, not to exceed          shares of our common stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which our common stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of our common stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of our common stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, provided that the Common Stock Authorization has occurred and we have not then exercised our right to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•
that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;

•
the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a

Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and

•	the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.
Under such circumstances, we will also issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series A Preferred Stock to be converted; and

•	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.
Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “—Redemption—Optional Redemption” or “—Redemption—Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of our common stock or other property. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in our amended and restated certificate of incorporation and the certificate of designations, unless we provide an exemption from this limitation to such holder. Please see the section entitled “—Restrictions on Ownership and Transfer” below and “Restrictions on Ownership and Transfers of Our Capital Stock” in the accompanying prospectus.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors— You may not be able to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control Conversion Right described in this prospectus supplement may not adequately compensate you. The Change of Control Conversion Right may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.
Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will, subject to the maximum number of directors authorized under our bylaws then in effect, be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Class (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.
On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of designations or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.
Our amended and restated certificate of incorporation and the certificate of designations establishing the terms of the Series A Preferred Stock will contain restrictions on the ownership and transfer of Series A Preferred Stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The certificate of designations provides that all holders of Series A Preferred Stock will be subject to Article VIII of our amended and restated certificate of incorporation, which provides that no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of either our common stock or our capital stock, subject to certain exceptions. For the purposes of determining the percentage ownership of our capital stock by any person, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities directly or constructively held by such person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. Therefore, the Series A Preferred Stock owned directly or indirectly by each holder (but not Series A Preferred Stock held by the other holders) will be counted as common stock (on an as-converted basis) for purposes of the 9.8% ownership limitation applicable to our common stock with respect to such holder. All Series A Preferred Stock will be counted as capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock.
Moreover, the constructive ownership rules are complex, and may cause shares of Series A Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Series A Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Series A Preferred Stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Series A Preferred Stock and thus violate the ownership limitations, or any other limitations in our amended and restated certificate of incorporation.
Any acquisition by you of Series A Preferred Stock (whether in this offering or following completion of the offering) or other classes of our capital stock that result in your exceeding the 9.8% common stock or the 9.8% capital stock ownership threshold may not be valid. In addition, no holder of Series A Preferred Stock will be entitled to convert the Series A Preferred Stock into our common stock to the extent that receipt of our common stock would cause the holder to actually or constructively own stock exceeding either of the 9.8% ownership thresholds unless we provide an exemption from these ownership limitations to such holder at our sole discretion.
Under our amended and restated certificate of incorporation and the certificate of designations for the Series A Preferred Stock, any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions; however, it is not obligated to do so.
Furthermore, under our amended and restated certificate of incorporation and, consequently, if the board of directors or any duly authorized committee thereof (or other designees if permitted by Delaware law) shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the foregoing restrictions, or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of our capital stock in violation of the foregoing restrictions, we may take actions to refuse to give effect to or prevent such transfer or other event, including, without limitation, redeeming shares of capital stock, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions or any person who would have owned shares of capital stock that resulted in a transfer to the trust for the exclusive benefit of one or more charitable beneficiaries as described above shall immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on the our qualification as a REIT.
For further information regarding restrictions on ownership and transfer of the Series A Preferred Stock, please see the sections entitled “Description of Securities—Restrictions on Ownership and Transfer of Our Capital Stock” in the accompanying prospectus.

Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or our any other security.
Book-Entry Procedures
DTC will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation (including the certificate of designations designating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.
In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC's Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

SUPPLEMENT TO FEDERAL INCOME TAX CONSIDERATIONS
For purposes of this offering of Series A Preferred Stock, the following summary of certain Federal income tax considerations supersedes the discussion set forth under the heading “Federal Income Tax Considerations” in the accompanying prospectus and is for general information only and is not tax advice.
The following is a summary of the material Federal income tax consequences of an investment in the Series A Preferred Stock of American Capital Agency Corp or any common stock received upon conversion of such Series A Preferred Stock. For purposes of this section, references to “American Capital Agency Corp.,” “we,” “our” and “us” mean only American Capital Agency Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate American Capital Agency Corp. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of Federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive American Capital Agency Corp. stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding American Capital Agency Corp. stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.
This summary assumes that investors will hold their Series A Preferred Stock or any common stock received upon conversion of such Series A Preferred Stock as a capital asset, which generally means as property held for investment.
The federal income tax treatment of holders of the Series A Preferred Stock or any common stock received upon conversion of such Series A Preferred Stock depends in some instances on determinations of fact and interpretations of complex provisions of Federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding the Series A Preferred Stock or any common stock received upon conversion of such Series A Preferred Stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of the Series A Preferred Stock or any common stock received upon conversion of such Series A Preferred Stock.
Taxation of American Capital Agency Corp.
We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2008. We believe that we have been organized and have operated in such a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code.
The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with this offering of the Series A Preferred Stock. In connection with this offering of the Series A Preferred Stock, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will continue to enable, us to meet the requirements for qualification and taxation as a REIT for our taxable year ending 2012 and subsequent years. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.
For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012, and as high as 39.6% thereafter. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
In any year in which we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) (as described below) that do not reflect arm’s-length terms.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•
The earnings of our subsidiaries, including American Capital Agency TRS, LLC (“our TRS”), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2008). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, our TRS or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of our TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs will be conducted on an arm’s-length basis.
Income Tests
In order to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including, generally, agency securities and certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions entered into after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
We intend to continue to invest exclusively in agency securities that are either pass-through certificates or collateralized mortgage obligations (“CMOs”). We expect that the agency securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit (“REMIC”) for federal income tax purposes and that all interest income from our agency securities will be qualifying income for the 95% gross income test. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from agency securities will be qualifying income for purposes of the REIT gross income tests.
We purchase and sell agency securities through “to-be-announced” forward contracts (“TBAs”) and recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise, and may continue to do so in the future. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, we treat income and gains from our TBAs as qualifying income for purposes of the 75% gross income test, based on an opinion of Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of our TBAs should be treated as gain from the sale or disposition of the underlying agency securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, as noted above, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. No assurance can be given that the IRS would not assert that such income is not qualifying income. If the IRS were to successfully challenge the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.
Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from our TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs being treated as nonqualifying income for purposes of the 75% gross income test, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.
Asset Tests
At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the value test prong of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% with respect to our 2008 taxable year) of the value of our total assets.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the value test prong of the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We intend to continue to invest exclusively in agency securities that are either pass-through certificates or CMOs. We expect that the agency securities will be treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our agency securities treated as interests in grantor trust will qualify as real estate assets. In the case of agency securities treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.
We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our agency securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we would be treated for REIT asset and income test purposes as the owner of the agency securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the agency securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We purchase and sell agency securities through TBAs and may continue to do so in the future. While there is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test, we treat our TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of the underlying agency securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, as noted above, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our TBAs and is conditioned upon fact-based representations and covenants made by our management regarding our TBAs. No assurance can be given that the IRS would not assert that such assets are not qualifying assets. If the IRS were to successfully challenge the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our assets consists of TBAs.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

the sum of
(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus the sum of specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from any subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to continue to structure our activities to avoid prohibited transaction characterization.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest exclusively in agency securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2012). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to the Series A Preferred Stock, and then to our common stock.
Any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Redemptions. A redemption of the Series A Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a dividend, generally taxable at ordinary income tax rates (to the extent of our current or accumulated earnings and profits) and otherwise in accordance with the sections of this discussion relating to distributions to our domestic stockholders, unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Internal Revenue Code that enable the redemption to be treated as a sale or exchange of the redeemed Series A Preferred Stock. A redemption will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the stockholder; (ii) results in a “complete termination” of the stockholder’s stock interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.
If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed Series A Preferred Stock would, in that case, be transferred to the holder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.
If a redemption of the Series A Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will generally be treated as to that holder as a taxable sale or other disposition, in accordance with the sections of this discussion relating to sales or other dispositions of our stock by domestic stockholders.
Dispositions of American Capital Agency Corp. Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Conversion of the Series A Preferred Stock. Except as provided below, (i) a stockholder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into our common stock, and (ii) a stockholder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the domestic stockholder has held the Series A Preferred Stock for more than one year at the time of conversion. Stockholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of Series A Preferred Stock for cash or other property.
In addition, if a stockholder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of Series A Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on a number of factors, including the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. Stockholders converting their shares of Series A Preferred Stock should consult their tax advisors regarding the federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon such conversion.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of the Series A Preferred Stock.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for Federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for Federal income tax purposes regardless of its source; or

•
a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for Federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the Federal income tax consequences of the acquisition, ownership and disposition of our stock.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.
Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to Federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that the Series A Preferred Stock will be, and our common stock will continue to be, “regularly traded” on an established securities market.
Redemptions. A redemption of the Series A Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a dividend (to the extent of our current or accumulated earnings and profits) and generally taxable in accordance with the sections of this discussion relating to distributions to our non-U.S. holders, unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Internal Revenue Code that enable the redemption to be treated as a sale or exchange of the redeemed Series A Preferred Stock. A redemption will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the non-U.S. holder; (ii) results in a “complete termination” of the non-U.S. holder’s stock interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the non-U.S. holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the non-U.S. holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular non-U.S. holder of the Series A Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.
If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the non-U.S. holders. The non-U.S. holder’s adjusted tax basis in such redeemed Series A Preferred Stock would, in that case, be transferred to the non-U.S. holder’s remaining stockholdings in us. If, however, the non-U.S. holder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.
If a redemption of the Series A Preferred Stock is not treated as a distribution taxable as a dividend to a particular non-U.S. holder, it will generally be treated as to that non-U.S. holder as a taxable sale or other disposition, in accordance with the sections of this discussion relating to sales or other dispositions of our stock by non-U.S. holders.
Dispositions of American Capital Agency Corp. Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock any time during the one-year period ending on the date of the sale. We anticipate that the Series A Preferred Stock will be, and our common stock will continue to be, “regularly traded” on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a Federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of such class of stock within 30 days after such ex-dividend date.
Conversion of the Series A Preferred Stock. Except as provided below, a non-U.S. holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into our common stock, provided the Series A Preferred Stock does not constitute a USRPI. Even if the Series A Preferred Stock does constitute a USRPI, provided our common stock also constitutes a USRPI, a non-U.S. holder generally will not recognize gain or loss upon a conversion of the Series A Preferred Stock into our common stock provided certain FIRPTA-related reporting requirements are satisfied. If the Series A Preferred Stock does constitute a USRPI and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of Series A Preferred Stock for common stock. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic holder of the same type (e.g., an individual or a corporation, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s common stock received over such non-U.S. holder’s adjusted basis in its Series A Preferred Stock. Collection of such tax will be enforced by a refundable withholding tax at a rate of 10% of the value of the common stock. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.
If a non-U.S. holder does not recognize gain or loss upon the conversion of the Series A Preferred Stock into our common stock, the non-U.S. holder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged and treated in accordance with the sections of this discussion relating to sales or other dispositions of our stock by non-U.S. holders. Non-U.S. holders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of Series A Preferred Stock for cash or other property.
Other Withholding Rules. After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and after December 31, 2014, withholding at a rate of 30% will be required on gross proceeds from the sale of, shares of the Series A Preferred Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, after December 31, 2013, dividends in respect of, and after December 31, 2014, gross proceeds from the sale of, our shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in the Series A Preferred Stock.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning American Capital Agency Corp. stock.
Other Tax Considerations

Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in the Series A Preferred Stock or any common stock received upon conversion of such Series A Preferred Stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their Federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Series A Preferred Stock.

UNDERWRITING
Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Series A Preferred Stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Sterne, Agee & Leach, Inc.
Wunderlich Securities, Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. The underwriters may allow, and dealers may reallow, a discount not to exceed $              per share on sales to other dealers. If all the shares are not sold at the public offering price set forth on the cover of this prospectus supplement, the underwriters may change the offering price and the other selling terms.
If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to              additional shares at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.
We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, dispose of or hedge any shares of the Series A Preferred Stock or any securities convertible into or exchangeable for shares of the Series A Preferred Stock. The representatives, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 30-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 30-day restricted period, and if the shares of Series A Preferred Stock are not “actively-traded securities” within the meaning of Rule 101(c)(1) of Regulation M under the Exchange Act, then we will announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day restricted period and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
We have applied to list the Series A Preferred Stock on The NASDAQ Global Select Market under the symbol “AGNC PrA.” If the application is approved, trading of the Series A Preferred Stock on The NASDAQ Global Select Market is expected to begin within 30 days after the date of initial issuance of the Series A Preferred Stock.
The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Us
	No Exercise	Full Exercise
Per share	$—	$—
Total	$—	$—

We estimate that our portion of the total expenses of this offering, not including the underwriting discounts, will be $250,000.
In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•
Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, to contribute to payments the underwriters may be required to make because of any of those liabilities and to reimburse the underwriters for certain expenses.
Other Relationships
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time-to-time for which they have received customary fees and reimbursement of expenses and may, from time-to-time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.
We have entered into master repurchase agreements with Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC and its affiliate, RBC Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. We have also entered into ISDA master agreements with affiliates of Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. Furthermore, we have entered into master securities forward transaction agreements with UBS Securities LLC, RBC Capital Markets, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. Additionally, affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are counterparties to ISDA master agreements, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are counterparties to master securities forward transaction agreements and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are counterparties to master repurchase agreements, such agreements entered into by our taxable REIT Subsidiary, American Capital Agency TRS, LLC, and such agreements include a guaranty by American Capital Agency Corp.
Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, RBC Capital Markets, LLC, Stifel, Nicolaus & Company, Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC have also acted as underwriters and/or financial advisors on a number of equity and/or debt offerings by American Capital. Affiliates of Citigroup Global Markets Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are currently lenders under American Capital’s secured revolving line of credit.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Settlement
We expect that delivery of the shares of Series A Preferred Stock will be made to investors on April            , 2012, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series A Preferred Stock prior to April            , 2012 will be required, by virtue of the fact that the shares of Series A Preferred Stock initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of Series A Preferred Stock who wish to trade shares of Series A Preferred Stock prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.
EXPERTS
The consolidated financial statements of American Capital Agency Corp. appearing in American Capital Agency Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of American Capital Agency Corp.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our SEC filings are also available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.AGNC.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information included or incorporated by reference in this prospectus supplement. We have filed the documents listed below with the SEC (File No. 001-34057) under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 23, 2012;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed on March 21, 2012; and

•	our Current Report on Form 8-K, filed on March 13, 2012.
All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement and any previously filed document.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than the exhibits to such documents which are not specifically incorporated by reference in this prospectus supplement); we will provide this information at no cost to the requester upon written or oral request to American Capital Agency Corp., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, telephone number (301) 968-9300.

PROSPECTUS

Common Stock
Preferred Stock
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By this prospectus, we may offer, from time to time, shares of our common stock and preferred stock in one or more offerings (the “Securities”). The Securities may be offered separately or together in amounts and at prices and on terms to be disclosed in one or more supplements to this prospectus. We may describe the terms of these offerings in a term sheet that will precede the prospectus supplement. You should read this prospectus and any supplement or term sheet carefully before you decide to invest. This prospectus may not be used to consummate sales of any Securities unless it is accompanied by a prospectus supplement.
Our common stock is listed on The NASDAQ Global Select Market under the symbol “AGNC.” As of November 3, 2010, the last reported sales price for our common stock was $28.90 per share.
Our amended and restated certificate of incorporation contains certain restrictions relating to the ownership and transfer of both our common stock and our capital stock, including a 9.8% ownership limit. These ownership limitations are intended to assist us in qualifying and maintaining our qualifications as a real estate investment trust.

 __________________

Investing in our Securities involves significant risks. You should carefully consider these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our Securities. See “Risk Factors” beginning on page 3 of this prospectus.
The Securities may be sold directly by us, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.” If any underwriters are involved in the sale of any Securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the prospectus supplement. The net proceeds that we expect to receive from such sale will also be set forth in the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 4, 2010.

__________________

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of Securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.
This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities in one or more offerings. This prospectus provides you with a general description of the Securities that we may offer. Each time that we sell Securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Get More Information.”
The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD LOOKING STATEMENTS
We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financing strategy;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	market and industry trends;

•	estimates relating to our future dividends;

•	projected capital expenditures;

•	our hedging activities;

•	interest rates; and

•	the impact of technology on our operations and business.
The forward looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	our reliance on our external manager, American Capital Agency Management, LLC;

•	changes in our business or investment strategy;

•	changes in prepayment rates, interest rate spreads or the yield curve;

•	availability, terms and deployment of debt and equity capital;

•	availability of qualified personnel;

•	the degree and nature of our competition;

•	increased prepayments of the mortgage loans underlying our agency securities;

•	risks associated with our hedging activities;

•	changes in governmental regulations, tax rates and similar matters;

•	defaults on our investments;

•	changes in U.S. generally accepted accounting principles;

•	legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs);

•	availability of investment opportunities in agency securities;

•	our ability to maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investment portfolio; and

•
other risks associated with investing in agency securities, including changes in our industry, any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the federal government, interest rates, the debt securities markets, the general economy or the finance and real estate markets specifically.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward looking statement set forth in this prospectus to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

PROSPECTUS SUMMARY
This summary highlights key aspects of this offering. This summary is not complete and does not contain all of the information that you should consider before investing in our Securities. You should read carefully the other information included and incorporated by reference in this prospectus before investing in our Securities. Except where the context suggests otherwise, in this prospectus, “the Company,” “we,” “us” and “our” refer to American Capital Agency Corp.
Our Company
We earn income primarily from investing in residential mortgage pass-through securities and collateralized mortgage obligations on a leveraged basis. These investments consist of securities for which the principal and interest payments are guaranteed by U.S. Government-sponsored entities such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, or by a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae. We refer to these securities as agency securities and to the securities we own as our investment portfolio. We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended. As long as we qualify as a REIT, we generally will not be subject to federal income taxes on our taxable income to the extent we annually distribute all of our taxable income to stockholders.
We are externally managed by American Capital Agency Management, LLC, which we refer to as our Manager. Our Manager is a subsidiary of a wholly owned portfolio company of American Capital, Ltd. (“American Capital”), an investment company and alternative asset manager that is listed on The NASDAQ Global Select Market under the symbol “ACAS.” Because we have no employees, our Manager is responsible for administering our business activities and day to day operations, subject to the supervision of our Board of Directors.
Our principal goal is to generate net income for distribution to our stockholders through regular quarterly dividends from our net interest income, which is the spread between the interest income earned on our investment portfolio and the interest costs of our borrowings and hedging activities. We fund our investments through short-term borrowings structured as repurchase agreements.
Our Corporate Information
We are a Delaware corporation, which was formed on January 7, 2008. We commenced operations on May 20, 2008 upon completion of our initial public offering. Our principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland, 20814, and our telephone number is (301) 968-9300. Our Internet address is www.agnc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.
THE SECURITIES WE MAY OFFER
This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	redemption terms;

•	dividends;

•	listing on a securities exchange;

•	conversion rights;

•	voting or other rights; and

•	a discussion of any other material U.S. federal income tax considerations applicable to the Securities being offered.
The prospectus supplement also may add, update or change information contained in this prospectus or in documents we incorporate by reference. This prospectus may not be used to consummate a sale of Securities unless accompanied by a prospectus supplement.
Our Securities may be offered directly to one or more purchasers, including existing stockholders, by us or through agents designated from time to time by us, or to or through underwriters or dealers. The prospectus supplement relating to the offering will disclose the terms of the offering, including the name or names of any agents or underwriters involved in the sale of our Securities by us, the purchase price, and any fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our Securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our Securities.
Common Stock
We may issue shares of our common stock from time to time. Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders are entitled to one vote per share. Our common stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.
Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared on our common stock by our Board of Directors. Dividends consisting of common stock may be paid only as follows: (i) common stock may be paid only to holders of common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of common stock. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.
Preferred Stock
We may issue shares of our preferred stock in one or more series and will determine the dividend, voting and conversion rights and other provisions at the time of sale. Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

RISK FACTORS
Investing in our Securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Securities. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from our sale of the Securities offered by this prospectus and the related prospectus supplement to finance the acquisition of agency securities and for other general corporate purposes such as repayment of outstanding indebtedness, working capital, and for liquidity needs. Pending this utilization, we may invest the net proceeds from an offering in readily marketable, short-term, interest-bearing investments, including money market accounts that are consistent with our intention to maintain our qualification as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities.
RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	For the period May 20, 2008 (date operations commenced) through December 31, 2008	Year ended December 31, 2009	Six months ended June 30, 2010
Ratio of earnings to combined fixed charges and preferred stock dividends	2.4	3.7	3.7
For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent net income plus fixed charges and preferred stock dividends (where applicable). Fixed charges include interest expense, a portion of rent expense and preferred stock dividend expense. We currently have no shares of preferred stock outstanding and, therefore, there are no amounts for preferred dividends included in the above calculation. We have assumed that one-third of the actual rental expense for the periods presented represents a reasonable approximation of fixed charges.

PLAN OF DISTRIBUTION
Sales of our Securities
We may sell the Securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.
We may sell the Securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the Securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the Securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement. We may sell Securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.
Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these Securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.
Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the Securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq Stock Market or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for Securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the Securities which is not expected to exceed that customary in the types of transactions involved.
We will set forth in a prospectus supplement the terms of the offering of Securities, including:

•	the name or names of any agents or underwriters, if any;

•	the purchase price of the Securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional Securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such Securities may be listed; and

•	a discussion of any other material U.S. federal income tax considerations applicable to the Securities being offered that is not otherwise discussed in this prospectus.
If we use underwriters for a sale of Securities, the underwriters will acquire the Securities for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the Securities of the series offered if they purchase any of the Securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of Securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933 (the “Securities Act”). As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell the Securities at varying prices to be determined by the dealer.
Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
We may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution.
To facilitate the offering of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involve the sale by persons participating in the offering of more Securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.
Any person participating in a distribution of the Securities covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of Securities by such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to our Securities for a period of up to five business days before the distribution.
Fees and Commissions
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

DESCRIPTION OF SECURITIES
The following is a summary of the rights and preferences of our Securities and related provisions of our amended and restated certificate of incorporation and by-laws. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our amended and restated certificate of incorporation and by-laws and the other documents we refer to for a more complete understanding of our capital stock. See “Where You Can Find More Information.”
General
Our amended and restated certificate of incorporation provides that we may issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having a par value of $0.01 per share. As of November 4, 2010, 52,191,805 shares of our common stock and no shares of our preferred stock were issued and outstanding.
Common Stock
Voting Rights
Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders are entitled to one vote per share. Our common stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.
Dividend Rights
Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our Board of Directors. Dividends consisting of common stock may be paid only as follows: (i) common stock may be paid only to holders of common stock; and (ii) shares shall be paid proportionally with respect to each outstanding common share. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.
Liquidation Rights
On our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for dividend to common stockholders.
Other Matters
In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), our common stockholders, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares.

Preferred Stock
Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.
This prospectus provides you with a general description of the preferred stock we may offer. Each time we sell preferred stock, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the preferred stock, including, to the extent applicable:

•	designation or classification;

•	redemption terms;

•	dividends;

•	listing on a securities exchange;

•	conversion rights; and

•	voting or other rights.
Restrictions on Ownership and Transfer of Our Capital Stock
In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.
Our amended and restated certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our common stock and our capital stock that a person may own and may prohibit certain entities from owning our shares. Our amended and restated certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of either our common stock or our capital stock. Pursuant to our amended and restated certificate of incorporation, our Board of Directors has the power to increase or decrease the percentage of our common stock and our capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common stock or our capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common stock or our capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common stock or our capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our Board of Directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change.
Our amended and restated certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Our Board of Directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board of Directors such conditions, representations and undertakings as our Board of Directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has granted American Capital an exemption from these restrictions, subject to the continued accuracy of American Capital’s representation to us, among others, that no person or entity beneficially or constructively owns more than 9.8% (in value or number, whichever is more restrictive) of any class or series of our capital stock as a result of any such person or entity’s beneficial or constructive ownership of capital stock of American Capital, taken together with any shares of our capital stock owned by any such person or entity.
Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our amended and restated certificate of incorporation, our amended and restated certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our amended and restated certificate of incorporation.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.
Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and By-laws
Our amended and restated certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our Board of Directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.
Elimination of the Ability to Call Special Meetings
Our by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our president, pursuant to a resolution adopted by a majority of our Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or by the chairman of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Removal of Directors; Board of Directors Vacancies
Our amended and restated certificate of incorporation provides that members of our Board of Directors may only be removed for cause, and only with the affirmative vote of the holders of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our by-laws provide that only our Board of Directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.
Amendment of Certificate of Incorporation and By-laws
The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our Board of Directors to amend any provisions of our certificate of incorporation, except that provisions of our amended and restated certificate of incorporation relating to the powers, numbers, classes, elections, terms and removal of our directors, as well as the ability to fill vacancies on our Board of Directors requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation (i) grants our Board of Directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the DGCL and (ii) requires that stockholders may only amend our by-laws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.
The foregoing provisions of our amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Section 203 of the DGCL
We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our original certificate of incorporation, we have elected not to be bound by Section 203.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A. The principal business address of Computershare Trust Company, N.A. is P.O. Box 43010, Providence, Rhode Island 02940-3010.

FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of American Capital Agency Corp. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “American Capital Agency Corp.,” “we,” “our” and “us” mean only American Capital Agency Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate American Capital Agency Corp. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive American Capital Agency Corp. stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding American Capital Agency Corp. stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.
This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Taxation of American Capital Agency Corp.
We will be taxed as a REIT, commencing with our initial taxable year ended December 31, 2008, upon the filing of our federal income tax return for such year. We believe that we have been organized and have operated in such a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the filing of this registration statement. In connection with the filing of this registration statement, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will continue to enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will qualify as a REIT for any particular year. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.
For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

In any year in which we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) (as described below) that do not reflect arm’s-length terms.

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•
The earnings of our subsidiaries, including American Capital Agency TRS, LLC (“our TRS”), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2008). Our amended and restated articles of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stocks. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities
Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, our TRS or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of our TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs will be conducted on an arm’s-length basis.
Income Tests
In order to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including, generally, agency securities and certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from hedging transactions entered into after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.
Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.
We intend to continue to invest exclusively in agency securities that are either pass-through certificates or collateralized mortgage obligations (“CMOs”). We expect that the agency securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit (“REMIC”) for federal income tax purposes and that all interest income from our agency securities will be qualifying income for the 95% gross income test. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from agency securities will be qualifying income for purposes of the REIT gross income tests.
We may continue to purchase agency securities through “to-be-announced” forward contacts (“TBAs”) and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test and we would not treat these items as such unless we receive a reasoned, written opinion (within the meaning of applicable Treasury regulations) of our counsel that such income and gains should be treated as such. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. Moreover, even if we were to receive the opinion of counsel described above, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.
Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from our TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.
Asset Tests
At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% with respect to taxable years commencing prior to July 31, 2008) of the value of our total assets.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We intend to continue to invest exclusively in agency securities that are either pass-through certificates or CMOs. We expect that the agency securities will be treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our agency securities treated as interests in grantor trust will qualify as real estate assets. In the case of agency securities treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.
We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our agency securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we would be treated for REIT asset and income test purposes as the owner of the agency securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the agency securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We may, continue to purchase agency securities through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we would not treat TBAs as such unless we receive a reasoned, written opinion (within the meaning of applicable Treasury regulations) of our counsel that TBAs should be treated as such. Consequently, our ability to purchase TBAs could be limited. Moreover, even if we were to receive the opinion of counsel described above, it is possible that the IRS could assert that TBAs are not qualifying assets. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(a) the sum of
(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
(b) the sum of specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from any subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•
loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to continue to structure our activities to avoid prohibited transaction characterization.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest exclusively in agency securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Taxation of Stockholders
Taxation of Taxable Domestic Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of American Capital Agency Corp. Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving

“reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Taxation of Foreign Stockholders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.
Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities exchange.
Dispositions of American Capital Agency Corp. Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will continue to be regularly traded on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the

REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning American Capital Agency Corp. stock.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. For example, Congress is considering proposals that would delay the scheduled increase in the maximum tax rates applicable to most domestic taxpayers that are individuals, trusts, and estates on qualified dividend income and long term capital gains, for taxable years beginning after December 31, 2010, to 39.6% and 20% respectively. No assurance can be given as to whether, or in what form, the proposals described above (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
Under recently enacted legislation, for taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of our common stock.
Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the Securities and certain federal income tax matters. Skadden, Arps, Slate, Meagher & Flom LLP, New York may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, who will be identified in the prospectus supplement.
EXPERTS
The consolidated financial statements of American Capital Agency Corp. appearing in American Capital Agency Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of American Capital Agency Corp.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the Securities and Exchange Commission’s website at www.sec.gov. You may also obtain additional information by visiting our website at www.agnc.com.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 001-34057) under the Exchange Act and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 24, 2010, and Amendment No. 1 thereto on Form 10-K/A filed on July 12, 2010;

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009 from our Definitive Proxy Statement on Schedule 14A filed on April 2, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 3, 2010 and Amendment No.1 thereto on Form 10-Q/A filed on July 12, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed on August 6, 2010;

•	Our Current Report on Form 8-K filed on May 19, 2010;

•	Our Current Report on Form 8-K filed on October 5, 2010; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on May 9, 2008, and any amendment or report filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to American Capital Agency Corp., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814, telephone number (301) 968-9300.

Shares

% Series A Cumulative Redeemable Preferred Stock
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P R E L I M I N A R Y P R O S P E C T U S S U P P L E M E N T

      , 2012
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Joint Book-Running Managers

Citigroup	UBS Investment Bank	Wells Fargo Securities

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RBC Capital Markets	Stifel Nicolaus Weisel
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Barclays	Credit Suisse	Deutsche Bank Securities	J.P. Morgan
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Sterne Agee			Wunderlich Securities